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                       THIRD AMENDMENT TO
                  EMPLOYMENT AGREEMENT BETWEEN
                  KV PHARMACEUTICAL COMPANY AND
                        MARC S. HERMELIN
                        ----------------


     This Third Amendment ("Third Amendment") to the Employment Agreement between KV Pharmaceutical Company ("KV") and Marc S. Hermelin ("Hermelin") dated November 15, 1993, as amended (as so amended, the "Employment Agreement") is entered into this 22nd day of November 1995.

     Whereas, KV has requested Hermelin's assistance in order to achieve increased profitability for the fiscal year ending March
31, 1997; and

     Whereas, as a shareholder and holder of incentive stock options, Hermelin considers it to be in his personal best interest to accomplish the increased profitability of KV as much as possible; and

     Whereas, in order to achieve such increased profitability, in part, Hermelin has voluntarily agreed to forego certain payments to which Hermelin would otherwise be entitled under his contractual arrangement with KV;

     Therefore, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Hermelin and KV, KV and Hermelin agree that the bonus payable to Hermelin under the Employment Agreement with respect to the fiscal year ending March 31, 1997 shall be capped and limited to an amount not to exceed 50% of the Base Salary payable to Hermelin in accordance with the terms of the Employment Agreement.

     In witness whereof, KV and Hermelin have entered into this Third Amendment to the Employment Agreement as of the date set forth above.


KV Pharmaceutical Company


By: /s/ Gerald R. Mitchell                     /s/ Marc S. Hermelin
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        Gerald R. Mitchell                     Marc S. Hermelin
        Vice President-Finance